Exhibit 99.1
Everus Reports Second Quarter 2026 Results, Raises 2026 Guidance
BISMARCK, N.D. — Aug. 4, 2026 — Everus Construction Group (NYSE: ECG) today reported financial results for second quarter 2026.
Second Quarter 2026 Summary
(All comparisons versus the prior-year period unless otherwise noted, and results denoted with * are quarterly records.)
•Revenues of $1.23 billion*, up 33.7%.
•Net income of $83.9 million*, up 58.9%; net income margin of 6.8%.
•Diluted earnings per share (EPS) of $1.64*, up 59.2%.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) of $128.6 million*, up 52.7%; EBITDA margin of 10.4%.
•Backlog of $4.55 billion*, up 41.0% from Dec. 31, 2025, and up 52.8% from June 30, 2025.
•Net leverage of 0.3x.
•On July 31, Everus announced that it entered into a definitive agreement to acquire Epsilon Industries.
See the Non-GAAP Measures sections for definitions and reconciliations of the non-GAAP financial measures used in this news release.
Management Commentary
“Our positive momentum continues as sustained demand and strong execution resulted in another quarter of record revenues, margin expansion and robust backlog growth,” said Jeffrey S. Thiede, president and CEO of Everus. “Second quarter revenues increased 34%, including 30% organic growth driven by both E&M and T&D. EBITDA increased 53% with strong project execution thanks to our dedicated team across the country who are safely Building America's Future.
“Demand for our services remains robust, and we believe we are well positioned to benefit as evidenced by project bookings of more than $2 billion in the quarter, resulting in record backlog up 53% year over year to $4.6 billion. We see continued strength across our diverse markets, including the data center, hospitality and high tech submarkets.
“We are making important progress on our key growth initiatives, highlighted by the recently announced acquisition of Epsilon Industries; the on-track integration of SE&M Constructors, which was acquired in the second quarter; and the ramp-up of the initial project in the new geography we entered last year. We look forward to closing on the acquisition of Epsilon, which will significantly expand our off-site modular construction and prefabrication capabilities, extend our geographic reach, strengthen our position in key end markets and enable efficient growth. We continue to maintain ample financial flexibility for our organic growth initiatives and acquisition opportunities.
“With our strong performance in the first half of the year and continued robust demand across our business, we are raising guidance on our full-year outlook. We now expect revenues to be in the range of $4.5 billion to $4.7 billion and EBITDA in the range of $410 million to $425 million. We are confident that our commitment to our 4EVER strategic priorities position us to deliver another year of profitable growth and value for our shareholders.”
Second Quarter 2026 Consolidated Results
Revenues increased 33.7% to $1.23 billion in the second quarter of 2026, compared to $921.5 million in the second quarter of 2025. Excluding the contribution from the acquisition of SE&M, revenues increased 30.0% on an organic basis in the second quarter of 2026. Electrical and mechanical (E&M) revenues expanded $296.7 million, or 41.6%, and transmission and distribution (T&D) revenues were up $15.1 million, or 7.1%.
Gross profit increased 52.6% to $183.0 million in the second quarter of 2026, compared to $119.9 million in the second quarter of 2025. The increase was primarily from revenue growth and gross margin improvement due to increased workloads, solid project execution and project timing. Gross margin was 14.9% in the second quarter of 2026, up compared to 13.0% in the second quarter of 2025.

Selling, general and administrative (SG&A) expenses increased 50.2% to $71.2 million in the second quarter of 2026, compared to $47.4 million in the second quarter of 2025. The increase was primarily from higher labor expenses to support operational growth and performance and higher amortization expenses from the SE&M acquisition, along with higher other SG&A expenses.
Net income increased 58.9% to $83.9 million, or diluted EPS of $1.64, in the second quarter of 2026, compared to $52.8 million, or diluted EPS of $1.03, in the second quarter of 2025. The increase was primarily from increased gross profit, partially offset by higher SG&A expenses and higher income taxes on greater pretax income. Net income margin was 6.8% in the second quarter of 2026, up compared to 5.7% in the second quarter of 2025.
EBITDA increased 52.7% to $128.6 million in the second quarter of 2026, compared to $84.2 million in the second quarter of 2025. The increase was primarily from higher gross profit, partially offset by higher SG&A expenses. EBITDA margin was 10.4%, up compared to 9.1% in the second quarter of 2025.
Backlog increased to $4.55 billion as of June 30, 2026, up 41.0% compared to $3.23 billion as of Dec. 31, 2025, and up 52.8% compared to $2.98 billion as of June 30, 2025.
Second Quarter 2026 Segment Results
Electrical and Mechanical
E&M segment revenues increased 41.6% to $1.01 billion in the second quarter of 2026, compared to $713.6 million in the second quarter of 2025. Excluding the contribution from the acquisition of SE&M, E&M segment revenues increased 36.9% on an organic basis in the second quarter of 2026. The increase in revenues was primarily driven by higher revenues in the commercial and industrial end markets, particularly continued growth in the data center submarket, partially offset by lower revenues in the institutional end market.
E&M segment net income increased 70.4% to $80.6 million in the second quarter of 2026, compared to $47.3 million in the second quarter of 2025. The increase was primarily driven by segment revenue growth and gross margin improvement due to project timing and efficient project execution, partially offset by higher SG&A expenses, particularly labor; amortization from the SE&M acquisition; and higher income taxes on greater pretax income. E&M segment net income margin was 8.0%, up compared to 6.6% in the second quarter of 2025.
E&M segment EBITDA increased 71.6% to $109.3 million in the second quarter of 2026, compared to $63.7 million in the second quarter of 2025. The increase was primarily driven by segment revenue growth and higher gross profit due to project timing and efficient project execution, partially offset by higher SG&A expenses as previously mentioned. E&M segment EBITDA margin was 10.8%, up compared to 8.9% in the second quarter of 2025.
E&M backlog increased to $4.16 billion as of June 30, 2026, up 46.4% compared to $2.84 billion as of Dec. 31, 2025, and up 62.1% compared to $2.57 billion as of June 30, 2025.
Transmission and Distribution
T&D segment revenues increased 7.1% to $227.5 million in the second quarter of 2026, compared to $212.4 million in the second quarter of 2025. The increase was primarily driven by higher workloads in the utility end market, particularly in the transmission and distribution submarkets, partially offset by lower revenues in the transportation end market.
T&D segment net income increased 7.3% to $19.1 million in the second quarter of 2026, compared to $17.8 million in the second quarter of 2025. The modest increase was primarily driven by segment revenue growth and stable gross margin. T&D segment net income margin was 8.4%, on par with the second quarter of 2025.
T&D segment EBITDA increased 7.9% to $32.8 million in the second quarter of 2026, compared to $30.4 million in the second quarter of 2025. The increase was primarily driven by higher revenues and consistent gross margin. T&D segment EBITDA margin was 14.4%, up compared to 14.3% in the second quarter of 2025.
T&D backlog increased to $388.4 million as of June 30, 2026, up 1.0% compared to $384.5 million as of Dec. 31, 2025, and compared to $410.1 million as of June 30, 2025.
Six Months Ended June 30, 2026, Consolidated Results
Revenues increased 29.8% to $2.27 billion for the six months ended June 30, 2026, compared to $1.75 billion for the six months ended June 30, 2025. Excluding the contribution from the acquisition of SE&M, revenues increased 27.9% on an organic basis for the six months ended June 30, 2026. E&M revenues rose $483.6 million, or 35.5%, and T&D revenues grew $34.5 million, or 8.7%.
Gross profit increased 47.7% to $313.7 million for the six months ended June 30, 2026, compared to $212.4 million for the six months ended June 30, 2025. The increase was primarily from revenue growth and gross margin improvement due to increased workloads, solid project execution and project timing. Gross margin was 13.8% for the six months ended June 30, 2026, up compared to 12.2% for the six months ended June 30, 2025.

SG&A expenses increased 39.7% to $124.2 million for the six months ended June 30, 2026, compared to $88.9 million for the six months ended June 30, 2025. The increase was primarily driven by higher labor to support the operational growth and performance of the business, higher amortization expenses from the SE&M acquisition and higher other SG&A expenses.
Net income increased 58.9% to $142.2 million, or diluted EPS of $2.78, for the six months ended June 30, 2026, compared to $89.5 million, or diluted EPS of $1.75, for the six months ended June 30, 2025. The increase was primarily from increased gross profit, partially offset by higher SG&A expenses and higher income taxes on greater pretax income. Net income margin was 6.3% for the six months ended June 30, 2026, up compared to 5.1% for the six months ended June 30, 2025.
EBITDA increased 49.0% to $217.5 million for the six months ended June 30, 2026, compared to $146.0 million for the six months ended June 30, 2025. The increase was primarily from increased gross profit, partially offset by higher SG&A expenses. EBITDA margin was 9.6% for the six months ended June 30, 2026, up compared to 8.4% for the six months ended June 30, 2025.
Balance Sheet and Cash Flow Commentary
Balance Sheet
As of June 30, 2026, the company had $157.4 million of unrestricted cash and cash equivalents and $277.5 million of gross debt, compared to $152.7 million and $285.0 million, respectively, as of Dec. 31, 2025.
As of both June 30, 2026, and Dec. 31, 2025, the company had $222.8 million available under the revolving credit facility, net of $2.2 million of outstanding standby letters of credit.
Net leverage, defined as net debt-to-trailing 12-month EBITDA, was 0.3x as of June 30, 2026, compared to 0.4x as of Dec. 31, 2025.
Working capital, defined as current assets minus current liabilities, was $546.4 million as of June 30, 2026, compared to $560.2 million as of Dec. 31, 2025. The working capital changes were driven by the SE&M acquisition, project timing, workload activity and billing fluctuations, primarily from increased contract liabilities and accounts payables, partially offset by increased receivables.
Cash Flow
Operating cash flows were $196.8 million for the six months ended June 30, 2026, compared to $32.5 million for the six months ended June 30, 2025. The increase was primarily from favorable changes in operating assets and liabilities to support company growth, including revenue growth, and increased operating results.
Capital expenditures were $35.6 million for the six months ended June 30, 2026, compared to $31.6 million for the six months ended June 30, 2025. The increase was primarily from increased vehicle and equipment investments to support the company's growth, partially offset by a prefabrication-related investment during the first quarter of 2025.
Everus had free cash flow of $167.0 million for the six months ended June 30, 2026, compared to $6.5 million for the six months ended June 30, 2025. The increase was primarily from higher operating cash flows, partially offset by higher net capital expenditures.
Investing cash flows included net cash outflows of $147.6 million related to the SE&M acquisition for the six months ended June 30, 2026.
Forecast for 2026
As a result of strong first-half results and the SE&M acquisition, Everus is raising its revenues and EBITDA guidance and now expects:
•Revenues to be in the range of $4.5 billion to $4.7 billion, updated from $4.3 billion to $4.4 billion.
•EBITDA to be in the range of $410 million to $425 million, updated from $345 million to $360 million.
Everus still expects gross capital expenditures to be in the range of $90 million to $100 million, representing between 1.9% to 2.2% of forecasted revenues, consistent with the company's long-term framework.
Non-GAAP Financial Measures
Throughout this news release, Everus presents financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), as well as non-GAAP financial measures, including organic revenues, organic revenue growth, EBITDA, EBITDA margin, net debt, net leverage and free cash flow, and, in some cases, applicable measures by segment. The use of these non-GAAP financial measures should not be construed as alternatives to revenues, revenue growth, net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities. Everus believes the use of these non-GAAP financial measures is beneficial in evaluating the company's financial performance. Please refer to the Non-GAAP Financial Measures sections contained in this news release for additional information.

Conference Call
Management will discuss Everus' second quarter 2026 results on a webcast at 11:00 a.m. EDT Aug. 5. The webcast and accompanying presentation materials can be accessed at investors.everus.com by selecting “Events & Presentations” and “Everus Q2 Earnings Call.” The webcast also can be directly accessed at https://events.q4inc.com/attendee/396101388. After the conclusion of the webcast, a replay will be available at the same location.
About Everus Construction Group
Everus Construction Group, Inc., a member of the S&P SmallCap 600® index, is Building America's Future® by providing a full spectrum of construction services through its electrical and mechanical, and transmission and distribution specialty contracting services across the United States. These specialty contracting services are provided to commercial, industrial, institutional, renewables, service, transportation, utility and other customers. Its E&M contracting services include construction and maintenance of electrical and communication wiring and infrastructure, fire suppression systems, and mechanical piping and services. Its T&D contracting services include construction and maintenance of overhead and underground electrical, gas and communication infrastructure, as well as the manufacture and distribution of transmission line construction equipment. For more information about Everus, visit everus.com or email investors@everus.com.
Forward-Looking Statements
Information in this news release includes certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this news release, including statements about the company's future performance, financial guidance, long-term targets and statements made by the CEO, are expressed in good faith and are believed by the company to have a reasonable basis. This news release highlights key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s segments. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements.” Although the company believes that its expectations are based on reasonable assumptions as of the date they are made, there is no assurance that the company’s projections, including estimates for growth, shareholder value creation and financial guidance, will be achieved. Readers are encouraged to refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A. Risk Factors in the company's most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake any obligation to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.
Media Contact
Laura Lueder, director of communications, 701-221-6444
Investor Contact
Paul Bartolai, Vallum Advisors, Paul.Bartolai@everus.com

Everus Construction Group, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(In thousands, except per share amounts)
Operating revenues	$1,231,547	$921,466	$2,268,500	$1,748,095
Cost of sales	1,048,624	801,597	1,954,848	1,535,733
Gross profit	182,923	119,869	313,652	212,362
Selling, general and administrative expenses	71,152	47,362	124,197	88,871
Operating income	111,771	72,507	189,455	123,491
Interest income	1,327	552	3,651	1,489
Interest expense	4,627	5,365	9,247	10,996
Other income, net	1,504	1,908	2,056	2,475
Income before income taxes and income from equity method investments	109,975	69,602	185,915	116,459
Income taxes	29,401	19,408	49,653	32,981
Income from equity method investments	3,316	2,649	5,944	6,037
Net income	$83,890	$52,843	$142,206	$89,515

Earnings per share:
Basic	$1.64	$1.04	$2.78	$1.75
Diluted	$1.64	$1.03	$2.78	$1.75
Weighted average common shares outstanding:
Basic	51,086	51,041	51,084	51,042
Diluted	51,220	51,094	51,205	51,092

Everus Construction Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2026	December 31, 2025
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$176,670	$170,500
Receivables, net of allowance for credit losses of $5,365 and $5,282, respectively	919,235	769,828
Contract assets	290,157	255,767
Inventories, net	55,634	45,271
Prepaid expenses	19,587	38,161
Other current assets	15,324	16,854
Total current assets	1,476,607	1,296,381
Noncurrent assets:
Investments	20,408	27,082
Property, plant and equipment, net of accumulated depreciation of $187,037 and $174,914, respectively	186,892	168,498
Operating lease right-of-use assets	87,507	88,705
Goodwill	212,253	143,224
Other intangible assets, net of accumulated amortization of $3,247 as of June 30, 2026	70,253	—
Other noncurrent assets	3,751	4,841
Total noncurrent assets	581,064	432,350
Total assets	$2,057,671	$1,728,731
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$15,000	$15,000
Accounts payable	275,976	226,264
Contract liabilities, net	418,819	305,111
Taxes payable	12,541	6,483
Accrued compensation	107,801	86,960
Accrued payroll-related liabilities	52,370	47,189
Current portion of operating lease liabilities	34,776	33,905
Other accrued liabilities	12,943	15,278
Total current liabilities	930,226	736,190
Noncurrent liabilities:
Long-term debt, net of unamortized issuance costs	259,499	266,549
Deferred income taxes	11,828	14,869
Operating lease liabilities	54,875	56,634
Other noncurrent liabilities	28,042	24,671
Total noncurrent liabilities	354,244	362,723
Total liabilities	1,284,470	1,098,913
Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, 10,000,000 shares authorized, $0.01 par value, none issued and outstanding	—	—
Common stock, 300,000,000 shares authorized, $0.01 par value, 51,063,836 and 51,006,719 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	511	510
Other paid-in capital	144,742	143,566
Retained earnings	627,948	485,742
Total stockholders' equity	773,201	629,818
Total liabilities and stockholders' equity	$2,057,671	$1,728,731

Everus Construction Group, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2026	2025
	(In thousands)
Operating activities:
Net income	$142,206	$89,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,844	13,901
Amortization of intangible assets	3,247	116
Deferred income taxes	(3,041)	2,305
Provision for credit losses, net of reversals	372	(1,729)
Amortization of debt issuance costs	788	788
Stock-based compensation costs	5,256	2,870
Net unrealized gains on investments	(679)	(300)
Gain on sale of assets	(3,545)	(3,682)
Equity in earnings of unconsolidated affiliates, net of distributions	10,098	909
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(127,888)	(91,194)
Contract assets	(26,865)	(77,453)
Inventories, net	(10,280)	(4,302)
Other current assets	20,133	1,577
Accounts payable	43,789	60,547
Contract liabilities, net	98,897	23,050
Other current liabilities	24,006	14,268
Other noncurrent changes	3,472	1,284
Net cash provided by operating activities	196,810	32,470
Investing activities:
Capital expenditures	(35,600)	(31,623)
Net proceeds from sale or disposition of property, plant and equipment	5,818	5,635
Acquisition, net of cash acquired	(147,642)	—
Proceeds from insurance contracts	—	2,174
Investments	(2,745)	(1,872)
Net cash used in investing activities	(180,169)	(25,686)
Financing activities:
Repayments of long-term debt	(7,500)	(7,500)
Tax withholding on stock-based compensation	(2,971)	(588)
Net cash used in financing activities	(10,471)	(8,088)
Increase (decrease) in cash, cash equivalents and restricted cash	6,170	(1,304)
Cash, cash equivalents and restricted cash - beginning of period	170,500	86,012
Cash, cash equivalents and restricted cash - end of period	$176,670	$84,708

Everus Construction Group, Inc.
Segment and Other Financial Information
(Unaudited)
Revenues
The following table sets forth segment revenues for the periods indicated, as well as the percentage change from the prior period:

	Three months ended June 30,			Six months ended June 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions, except percentages)
Operating revenues:
E&M	$1,010.3	$713.6	41.6%	$1,845.4	$1,361.8	35.5%
T&D	227.5	212.4	7.1%	431.9	397.4	8.7%
Eliminations	(6.2)	(4.5)	37.8%	(8.8)	(11.1)	(20.7)%
Total operating revenues	$1,231.6	$921.5	33.7%	$2,268.5	$1,748.1	29.8%
Backlog
Backlog is a common measurement in the construction services industry. Everus' determination of backlog can include projects that have a written award, a letter of intent, a notice to proceed, an agreed-upon work order to perform work on mutually accepted terms, and conditions and change orders or claims to the extent management believes additional contract revenues will be earned and are deemed probable of collection. Contracts are subject to delays, defaults or cancellations; changes in scope of services to be provided; and adjustments to costs. Backlog also may be affected by project delays or cancellations resulting from weather conditions, external market factors and economic factors beyond Everus' control, among other things. Accordingly, there is no assurance that backlog will be realized. For the periods presented in the following backlog table, Everus did not experience any material impacts related to delays or cancellations of planned projects included in backlog. The timing of contract awards, including contracts awarded pursuant to master service agreements, duration of large new contracts and the mix of services, can significantly affect backlog. Backlog at any given point in time may not accurately represent revenue or net income realized in any period, and backlog as of the end of the year may not be indicative of revenue or net income expected to be realized in the following year. Backlog should not be relied upon as a stand-alone indicator of future results.
The following table provides estimated backlog as of the dates indicated:

	June 30, 2026	December 31, 2025	June 30, 2025
	(In millions)
E&M	$4,163.2	$2,843.8	$2,568.1
T&D	388.4	384.5	410.1
Total	$4,551.6	$3,228.3	$2,978.2

Everus Construction Group, Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to information prepared in accordance with GAAP, the company evaluates revenue and operating performance using the non-GAAP financial measures of organic revenue, organic revenue growth, EBITDA, EBITDA margin, net debt and net leverage, and, in some cases, applicable measures by segment, and evaluates its liquidity using the non-GAAP financial measure of free cash flow. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as substitutes for an analysis of the company's results as reported under GAAP. Because of these limitations, organic revenue, organic revenue growth, EBITDA, EBITDA margin, net debt, net leverage and free cash flow should not be considered as replacements for revenue, revenue growth, net income, net income margin, total debt, gross leverage and cash provided by (used in) operating activities, the most comparable GAAP measures, respectively. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare them with other companies’ measures of organic revenue, organic revenue growth, EBITDA, EBITDA margin, net debt, net leverage and free cash flow having the same or similar names.
Organic Revenues and Organic Revenue Growth
Everus uses organic revenues and organic revenue growth to measure its revenue performance on a consistent basis compared to prior periods. The company believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of revenues and revenue growth, are useful to investors as they provide a basis for consistently comparing revenues and revenue growth with prior periods and peer companies. Organic revenues are defined as revenues, excluding the impact of acquisitions and divestitures in the past 12 months. Organic revenue growth is calculated by dividing the difference between current-year organic revenues and prior-year organic revenues by prior-year organic revenues.
The following table reconciles revenues to organic revenues and provides organic revenue growth, and by segment.

	Three months ended June 30,			Six months ended June 30,
	2026	2025	% Change	2026	2025	% Change
Consolidated:	(In millions, except percentages)
Total operating revenues	$1,231.6	$921.5	33.7%	$2,268.5	$1,748.1	29.8%
Acquisitions	(33.4)	—	NM	(33.4)	—	NM
Organic revenues	$1,198.2	$921.5	30.0%	$2,235.1	$1,748.1	27.9%

E&M:
E&M segment revenues	$1,010.3	$713.6	41.6%	$1,845.4	$1,361.8	35.5%
Acquisitions	(33.4)	—	NM	(33.4)	—	NM
E&M organic segment revenues	$976.9	$713.6	36.9%	$1,812.0	$1,361.8	33.1%

T&D:
T&D segment revenues	$227.5	$212.4	7.1%	$431.9	$397.4	8.7%
T&D organic segment revenues	$227.5	$212.4	7.1%	$431.9	$397.4	8.7%

NM - Not Meaningful
EBITDA and EBITDA Margin
Everus utilizes EBITDA and EBITDA margin to consistently assess its operating performance and as a basis for strategic planning and forecasting since the company believes EBITDA closely correlates to long-term enterprise value. Everus believes that measuring performance on an EBITDA basis is useful to investors because it enables a more consistent evaluation of its period-to-period operational performance. Everus also believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of net income and net income margin, are useful to investors and provide meaningful information about operational efficiency by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. Investors also may use EBITDA to calculate leverage as a multiple of EBITDA. Management uses EBITDA and EBITDA margin, in addition to GAAP metrics, to evaluate the company's operating results, calculate compensation packages and determine leverage as a multiple of EBITDA to establish the appropriate funding of operations.
EBITDA is calculated by adding back interest expense, net of interest income, income taxes, and depreciation and amortization to net income. EBITDA margin is calculated by dividing EBITDA by operating revenues.

The following table reconciles net income to EBITDA and provides the calculation of EBITDA margin.

	Three months ended June 30,			Six months ended June 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions, except percentages)
Net income	$83.9	$52.8	58.9%	$142.2	$89.5	58.9%
Interest expense, net	3.3	4.8	(31.3)%	5.6	9.5	(41.1)%
Income taxes	29.4	19.4	51.5%	49.7	33.0	50.6%
Depreciation and amortization	12.0	7.2	66.7%	20.0	14.0	42.9%
EBITDA	$128.6	$84.2	52.7%	$217.5	$146.0	49.0%

Total operating revenues	$1,231.6	$921.5	33.7%	$2,268.5	$1,748.1	29.8%
Net income margin	6.8%	5.7%		6.3%	5.1%
EBITDA margin	10.4%	9.1%		9.6%	8.4%
The following tables reconcile net income to EBITDA by segment.

	Three months ended June 30, 2026				Six months ended June 30, 2026
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$80.6	$19.1	$(15.8)	$83.9	$137.3	$34.1	$(29.2)	$142.2
Interest expense, net	(2.4)	0.6	5.1	3.3	(4.5)	1.2	8.9	5.6
Income taxes	26.0	6.2	(2.8)	29.4	45.1	11.2	(6.6)	49.7
Depreciation and amortization	5.1	6.9	—	12.0	6.7	13.4	(0.1)	20.0
EBITDA	$109.3	$32.8	$(13.5)	$128.6	$184.6	$59.9	$(27.0)	$217.5

	Three months ended June 30, 2025				Six months ended June 30, 2025
	E&M	T&D	Corporate and Other	Total	E&M	T&D	Corporate and Other	Total
	(In millions)
Net income	$47.3	$17.8	$(12.3)	$52.8	$83.9	$28.3	$(22.7)	$89.5
Interest expense, net	(1.5)	1.0	5.3	4.8	(3.3)	1.7	11.1	9.5
Income taxes	16.4	5.9	(2.9)	19.4	29.7	9.3	(6.0)	33.0
Depreciation and amortization	1.5	5.7	—	7.2	2.9	11.2	(0.1)	14.0
EBITDA	$63.7	$30.4	$(9.9)	$84.2	$113.2	$50.5	$(17.7)	$146.0

The following table provides EBITDA and the calculation of EBITDA margin by segment.

	Three months ended June 30,			Six months ended June 30,
	2026	2025	% Change	2026	2025	% Change
	(In millions, except percentages)
Operating revenues:
E&M	$1,010.3	$713.6	41.6%	$1,845.4	$1,361.8	35.5%
T&D	227.5	212.4	7.1%	431.9	397.4	8.7%
Eliminations	(6.2)	(4.5)	37.8%	(8.8)	(11.1)	(20.7)%
Total operating revenues	$1,231.6	$921.5	33.7%	$2,268.5	$1,748.1	29.8%

Net income:
E&M	$80.6	$47.3	70.4%	$137.3	$83.9	63.6%
T&D	19.1	17.8	7.3%	34.1	28.3	20.5%
Corporate and Other	(15.8)	(12.3)	(28.5)%	(29.2)	(22.7)	(28.6)%
Total net income	$83.9	$52.8	58.9%	$142.2	$89.5	58.9%

EBITDA:
E&M	$109.3	$63.7	71.6%	$184.6	$113.2	63.1%
T&D	32.8	30.4	7.9%	59.9	50.5	18.6%
Corporate and Other	(13.5)	(9.9)	(36.4)%	(27.0)	(17.7)	(52.5)%
Total EBITDA	$128.6	$84.2	52.7%	$217.5	$146.0	49.0%

Net income margin:
E&M	8.0%	6.6%		7.4%	6.2%
T&D	8.4%	8.4%		7.9%	7.1%
Total net income margin	6.8%	5.7%		6.3%	5.1%

EBITDA margin:
E&M	10.8%	8.9%		10.0%	8.3%
T&D	14.4%	14.3%		13.9%	12.7%
Total EBITDA margin	10.4%	9.1%		9.6%	8.4%
Net Debt and Net Leverage
Everus uses net debt and net leverage as a measure of assessing its borrowing capacity and achieving its optimal capital structure. The company believes these non-GAAP financial measures, in addition to the corresponding GAAP measures of total debt and gross leverage, are useful to investors because they provide insight into how long it would take the company to pay back its debt if net debt and EBITDA were constant.
Net debt is calculated by adding unamortized debt issuance costs to the total debt balance on the balance sheet, less any unrestricted cash. Net leverage is calculated by dividing net debt by trailing 12-month EBITDA.
The following table provides the reconciliations of trailing 12-month EBITDA as of June 30, 2026, and Dec. 31, 2025.

	Twelve months ended June 30, 2026	Six months ended June 30, 2026	Twelve months ended December 31, 2025	Six months ended June 30, 2025
	(In millions)
Net income	$254.5	$142.2	$201.8	$89.5
Interest expense, net	13.0	5.6	16.9	9.5
Income taxes	89.0	49.7	72.3	33.0
Depreciation and amortization	34.8	20.0	28.8	14.0
EBITDA	$391.3	$217.5	$319.8	$146.0

The following table provides the reconciliations of net leverage as of June 30, 2026, and Dec. 31, 2025.

	June 30, 2026	December 31, 2025
	(In millions, except net leverage)
Current portion of long-term debt	$15.0	$15.0
Long-term debt	259.5	266.5
Total debt	274.5	281.5
Add: Unamortized debt issuance costs	3.0	3.5
Total gross debt	277.5	285.0
Less: cash and cash equivalents, excluding restricted cash	(157.4)	(152.7)
Total net debt	$120.1	$132.3
Trailing 12-month EBITDA for the periods indicated	$391.3	$319.8
Net leverage	0.3x	0.4x
Free Cash Flow
Everus uses free cash flow as a measure of liquidity that indicates how much cash the company can produce after taking cash outflows from operations and assets into consideration. The company believes this non-GAAP financial measure, in addition to the corresponding GAAP measure of cash provided by (used in) operating activities, is useful to investors because it provides meaningful information about the company’s financial health and ability to generate cash, support additional debt obligations, pay potential future dividends and fund growth. Free cash flow does not represent residual cash flow available for discretionary purposes.
Free cash flow is defined as net cash provided by (used in) operating activities less net capital expenditures.
The following table provides reconciliations of cash provided by operating activities to free cash flow.

	Six months ended June 30,
	2026	2025
	(In millions)
Net cash used in investing activities	$(180.1)	$(25.7)
Net cash used in financing activities	$(10.5)	$(8.1)

Net cash provided by operating activities	$196.8	$32.5
Capital expenditures	(35.6)	(31.6)
Net proceeds from sale or disposition of property, plant and equipment	5.8	5.6
Free cash flow	$167.0	$6.5
Non-GAAP Financial Guidance
Everus has completed its preliminary purchase price allocation for the SE&M acquisition, but these amounts are dependent upon, among other things, finalizing the fair values of acquired tangible and intangible assets, which are inherently uncertain and subject to material change as Everus completes its valuation work during the measurement period. Everus is still gathering the necessary information for these disclosures and, as a result, is unable to estimate these amounts with a reasonable degree of accuracy at this time. Therefore, Everus is unable to provide a reconciliation of its forward-looking non-GAAP financial guidance relating to full-year 2026 EBITDA without unreasonable efforts.